Exhibit 99.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), effective as of April 23, 2010 (the “Effective Date”), is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and Richard Dreiling (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated January 11, 2008, as amended on December 19, 2008 (the “Prior Agreement”); and

WHEREAS, the Company wishes to assure itself of the services of Executive and provide an inducement for Executive to remain in its employ; and

WHEREAS, in connection with the foregoing, the Company and Executive desire to amend the Prior Agreement to read in its entirety as follows.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Effective Date.  This Agreement is effective as of the Effective Date.

2.             Employment; Term.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Chief Executive Officer of Dollar General Corporation.  The term of this Agreement shall begin on the Effective Date and shall continue until the fifth anniversary of the Effective Date, on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the fifth anniversary of the Effective Date and on each such successive anniversary thereof (each an “Extension Date”), Executive’s period of employment hereunder shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the period of employment shall not be so extended.  The initial five-year period of employment as may be extended hereunder shall be the “Term.”

3.             Position, Duties and Administrative Support.

a.             Position.  While employed hereunder, Executive shall serve as Chief Executive Officer.  In such position, Executive shall be the most senior executive of the Company and all other senior executives of the Company (including the President of the Company) shall report to Executive.  Executive shall report to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be prescribed from time to time by the Board, which shall be consistent with the responsibilities of chief executive officers of comparable companies in similar lines of business. During the Term, the Company shall cause the nominating and corporate governance committee of the Board (the “Nominating Committee”) to nominate Executive to serve as a member of the Board each year Executive is slated for reelection to the Board.  The Company shall also recommend to the Board that Executive serve as the Chairman of the Board.  If the Company’s shareholders vote in favor of the Nominating Committee’s nomination of Executive to serve as a member of the Board, Executive agrees to serve in such capacity and also agrees that any such Board service shall be without additional compensation.

b.             Full-Time Efforts.  Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote his full business-time and efforts to the business and affairs of the Company. Executive agrees to promote the best interests of the Company.

c.             Administrative Support.  Executive shall be provided with office space and administrative support commensurate with his position as Chief Executive Officer of the Company.

d.             No Interference With Duties.  Executive shall not devote time to other activities which would inhibit or otherwise interfere with the proper performance of Executive’s duties and shall not be directly or indirectly concerned or interested in any other business occupation, activity or interest other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics).  Executive may not serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates, without the express approval of the Board of Directors; provided, however, that it shall not be a violation of this Agreement for Executive to manage personal business interests and investments and to engage in charitable and civic activities, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.

4.             Work Standard.  Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by the Company.  Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

5.             Compensation and Benefits.

a.             Base Salary.  Subject to the terms and conditions set forth in this Agreement, so long as Executive is employed hereunder, the Company shall pay Executive, and Executive shall accept, an annual rate of base salary (“Base Salary”) in the amount of $1,149,025.00, effective April 1, 2010.  The Base Salary shall be paid in accordance with the Company’s normal payroll practices and may be increased (and not decreased) from time to time at the sole discretion of the Board, and each such increase (if any) shall thereafter be regarded as Executive’s “Base Salary” for all purposes under this Agreement.

b.             Annual Bonus.  With respect to each full fiscal year of the Company occurring during the Term, commencing with the 2010 fiscal year of the Company, Executive shall be eligible to earn under the Company’s annual bonus plan in effect for senior executive officers of the Company (the “Bonus Plan”) an annual bonus award (the “Annual Bonus”) in a target amount equal to 125% of his Base Salary (the “Target Bonus”), based upon the achievement by the Company of annual performance targets established by the compensation committee of the Board (the “Compensation Committee”) within the first three (3) months of each fiscal year occurring during the Term and payable within two and one-half (2-1/2) months after the last day of the performance year or such other date as is provided under the Bonus Plan and conforms to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  As the actual amount payable to Executive as an Annual Bonus will be dependent upon the achievement of performance goals referred to in this Section 5(b), Executive’s actual Annual Bonus may be less than, greater than or equal to the Target Bonus; provided, that Executive shall be eligible for an Annual Bonus of 50% of Executive’s Base Salary (the “Threshold Bonus”) upon attainment of minimum annual performance targets and up to not less than 200% of Executive’s Base Salary upon exceeding the performance targets (the “Maximum Bonus”).

c.             Incentive, Savings and Retirement Plans.  During the Term, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement.

d.             Welfare Benefit Plans.  During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, Executive life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.  The Company shall pay the premiums required to continue the long-term disability insurance coverage for Executive under Executive’s existing portable long-term disability insurance policy.

e.             Vacation.  Upon the Effective Date and each anniversary thereafter for so long as Executive is employed hereunder, Executive shall be granted four (4) weeks’ paid vacation.

f.              Business Expenses.  Executive shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Executive shall follow the Company’s expense procedures that generally apply to other Company Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.  The Company shall pay Executive’s reasonable legal fees incurred in connection with any consultation with an attorney regarding this Agreement (up to $15,000), “grossed up” for all federal and state income and employment taxes (and for such taxes on such gross-up payment), to the extent any such amount is taxable to Executive, no later than the end of the applicable calendar year in which the expenses were incurred.

g.             Perquisites.  Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to Peer Executives and their families under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families.  Perquisites shall include reasonable non-exclusive use of the Company’s plane for personal travel for Executive and his spouse (any income from which shall be imputed to Executive at SIFL rates in accordance with Treasury Regulation Section 1.61-21(g)(5)).  Such use shall be subject to such hourly limits as set by the Compensation Committee on an annual basis, but in no event shall such annual limit be less than 80 hours.  During the Term, the Company shall pay on behalf of Executive, the monthly membership fees and costs related to Executive’s membership in professional clubs selected by Executive.  To the extent the Company’s payment or reimbursement of Executive’s expenses in relation to his professional club memberships are required to be included in Executive’s income for income tax purposes or as wages for employment tax purposes, the Company will pay to Executive an amount necessary to “gross-up” Executive for state and federal income and employment tax purposes (and for such taxes on such gross-up payment), which gross-up amount shall be paid to Executive no later than the end of the applicable calendar year in which the expenses were incurred.

6.             Termination for Cause.  This Agreement may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:

a.             Any act (other than a de minimis act) of fraud or dishonesty in connection with Executive’s performance of his duties;

b.             Any material breach of any securities or other law or regulation or any Company policy governing trading or dealing with stocks, securities, investments and the like or with inappropriate disclosure or “tipping” relating to any stock, security or investment;

c.             Other than as required by law, the carrying out of any activity or the making of any public statement which prejudices or reduces the good name and standing of the Company or any of its affiliates (including any limited partner of any parent entity of the Company) or would bring any one of these into public contempt or ridicule;

d.             Attendance at work in a state of intoxication or being found with any drug or substance possession of which would amount to a criminal offense;

e.             Assault or other act of violence; or

f.              Conviction of or plea of guilty or nolo contendere to a crime constituting (i) any felony whatsoever or (ii) any misdemeanor that would preclude employment under the Company’s hiring policy.

A termination for Cause shall be effective when the Company has given Executive written notice of its intention for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Executive an opportunity to respond.

7.             Termination Upon Death.  Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined in Section 9(a)(i)), the timely payment or provision of Other Benefits (as defined in Section 9(a)(vi)), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death, and for any rights of indemnification set forth in this Agreement.

8.             Disability.

a.             If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the date provided in such notice (the “Disability Effective Date”).  If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, except that the Company shall provide Executive with the following: (a) payment of Accrued Obligations (as defined in Section 9(a)(i)); (b) the payment or provision of Other Benefits (as defined in Section 9(a)(vi)), including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date; (c) a lump sum payment, in cash, payable at such time as annual bonuses are paid to other senior executives of the Company, of a pro-rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 5(b) hereof for the fiscal year of termination, if such termination had not occurred, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of Executive’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”); and (d) for any rights of indemnification set forth in this Agreement.

b.             For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect or under Executive’s portable long-term disability insurance policy; or (ii) if no such plan or Executive’s portable long-term disability insurance policy is then in effect or, in the case of the plan, the plan is in effect but does not apply to Executive, Executive’s inability to perform the duties under this Agreement in accordance with the Company’s expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days.  Under this Section 8, unless otherwise required by law, the existence of a Disability shall be determined by the Company, only upon receipt of a written medical opinion from a qualified physician selected by or acceptable to the Company.  In this circumstance, to the extent permitted by law, Executive shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician. Nothing in this Section 8 is intended to nor shall it be deemed to broaden or modify the definition of “disability” in the Company’s long-term disability plan.

9.             Termination by the Company without Cause or by Executive for Good Reason.   If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as defined below) prior to the expiration of the Term (it being understood by the parties that termination by death or Disability shall not constitute a termination without Cause), then

Executive shall be entitled to the following benefits upon the execution and effectiveness of the Release attached hereto and made a part hereof (the “Release”).  For all purposes under Section 8 and this Section 9, any payments due to Executive solely as a result of a termination of his employment that is not a “separation from service” shall be postponed until the occurrence of a “separation from service” (or such earlier permitted event) to the extent necessary to satisfy Section 409A of the Code.

a.             On the 60th day after Executive’s termination of employment, but contingent upon the execution and effectiveness of the Release attached hereto prior to such date, and subject to Section 20(r) below, Executive shall be entitled to the following:

(i)            A lump sum in cash equal to the sum of (A) Executive’s Base Salary and unused vacation accrued through the date of termination to the extent not theretofore paid, payable within 30 days after such date, (B) to the extent earned, but not yet paid, the Annual Bonus accrued in respect of the previously completed fiscal year of the Company, payable when annual bonuses are paid to other senior executives of the Company, (C) any expenses but not theretofore paid, payable in accordance with applicable Company expense reimbursement policy, and (D) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid, payable in accordance with the terms thereof, (the sum of the amounts described in subsections (A), (B), (C) and (D) shall be referred to in this Agreement as the “Accrued Obligations”);

(ii)           Payment in installments ratably over twenty-four (24) months after such date in accordance with the Company’s normal payroll cycle and procedures, with the first such payment on the first such payroll date after the effective date of the Release, an amount equal to the product of (x) two (2) multiplied by (y) the sum of (A) Executive’s annual Base Salary in effect as of the date of termination, and (B) Executive’s Target Bonus;

(iii)          A Pro-Rata Bonus;

(iv)          Benefits, on the same basis as provided to senior executives of the Company who are actively employed during the Severance Period (as defined below) under the Company’s group health plans, to Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) until the earlier of (x) two years from the date of termination of Executive’s employment (the “Severance Period”), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage (determined on a coverage-by-coverage basis) under the group health plans of a subsequent employer.  The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period;

(v)           Outplacement services, provided by the Company, with a senior executive-level outplacement firm, for one year after such date or until other employment is secured, whichever comes first; and

(vi)          To the extent not theretofore paid or provided to Executive any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be referred to in this Agreement as the “Other Benefits”).

b.             In the event that there is a material breach by Executive of any continuing obligations under this Agreement or the Release after termination of employment, any unpaid amounts under this Section 9 shall be forfeited.  Any payments or reimbursements under this Section 9 shall not be deemed the continuation of Executive’s employment for any purpose.  Except as specifically enumerated in the Release, the Company’s payment obligations under this Section 9 will not negate or reduce (i) any amounts otherwise due but not yet paid to Executive by the Company, (ii) any other amounts payable to Executive outside this Agreement, (iii) those benefits owed under any other plan or agreement covering Executive which shall be governed by the terms of such plan or agreement or (iv) any amounts due to Executive under his rights of indemnification hereunder or otherwise.

c.             For purposes of this Agreement, “Good Reason” shall mean:

(i)            A reduction by the Company in Executive’s Base Salary or Target Bonus;

(ii)           The Company shall fail to continue in effect any significant Company-sponsored compensation plan or benefit (without replacing it with a similar plan or with a compensation equivalent), unless such action is in connection with across-the-board plan changes or terminations similarly affecting at least ninety-five percent (95%) of all executive employees of the Company;

(iii)          The Company’s principal executive offices shall be moved to a location outside the middle-Tennessee area, or Executive is required to be based anywhere other than the Company’s principal executive offices;

(iv)          Without Executive’s written consent, the assignment to Executive by the Company of duties inconsistent with, or the significant reduction of the title, powers and functions associated with, Executive’s position, titles or offices as described in Section 3 above;

(v)           Any material breach by the Company of this Agreement; or

(vi)          The failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Executive’s death, Disability or Termination for Cause or any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company notice of such event.

d.             Respecting all amounts due to Executive under this Section 9 or under Section 10, Executive shall not be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except as specifically set forth in this Agreement.

10.          Non-Renewal of Term.     In the event the Company elects not to extend the Term pursuant to Section 2, unless Executive’s employment is earlier terminated pursuant to Sections 6, 7, 8 or 9 of this Agreement, the expiration of the Term and Executive’s termination of employment hereunder shall occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the payments and benefits applicable to an involuntary termination of Executive’s employment without Cause pursuant to Section 9.  Executive shall have no further rights to any compensation or any other benefits under this Agreement.

11.          Publicity; No Disparaging Statement.  Except as otherwise provided in Section 12 hereof, Executive and the Company covenant and agree that they shall not engage in any communications to persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

12.          [Intentionally Omitted]

13.          Business Protection Provision Definitions.

a.             Preamble.  As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information Executive has gained or will gain while employed, Executive agrees to abide by and adhere to the business protection provisions in Sections 13, 14, 15, 16, 17 and 18 herein.

b.             Definitions.  For purposes of Sections 13, 14, 15, 16 and 17 herein:

(i)            “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and (x) any person or Entity engaged wholly or in material part in the business in which the Company is engaged (i.e., the deep discount consumable basics retail business), including but not limited to such other similar businesses as WalMart, Target, K-Mart, Family Dollar Stores, Fred’s, the 99 Cents Stores, Dollar Tree Stores, Costco, BJ’s Wholesale Club, Casey’s General Stores, Inc., and Pantry Inc. or (y) any person or Entity then attempting or planning to enter the deep discount consumable basics retail business, whereby Executive is required to perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Executive provided or directed at any time while employed by the Company or any of its affiliates.

(ii)           “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and the details of which are not generally known to the competitors of the Company.  Confidential Information shall also include any items marked “CONFIDENTIAL” or some similar designation or which are otherwise identified as being confidential.

(iii)          “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv)          “Restricted Period” shall mean two (2) years following Executive’s termination date.

(v)           “Territory” shall include those states in which the Company maintains stores at Executive’s termination date or those states in which the Company has specific and demonstrable plans to open stores within six months of Executive’s termination date.

(vi)          “Trade Secrets” shall mean information or data of or about the Company, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) includes any other information which is defined as a “trade secret” under applicable law.

(vii)         “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Company that were conceived, discovered, created, written, revised or developed by Executive while employed by the Company.

14.          Nondisclosure:  Ownership of Proprietary Property.

a.             In recognition of the Company’s need to protect its legitimate business interests, Executive hereby covenants and agrees that, for the Term and thereafter (as described below), Executive shall regard and treat Trade Secrets and Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any Trade Secrets or Confidential Information to any person or Entity for any purpose other than in accordance with Executive’s duties under this Agreement or as required by applicable law. This provision shall apply to each item constituting a Trade Secret at all times it remains a “trade secret” under applicable law and shall apply to any Confidential Information, during employment and for the Restricted Period thereafter.

b.             Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.  Executive shall assist the Company, to the extent reasonably requested, in the protection or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

c.             All Work Product shall be owned exclusively by the Company.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

15.          Non-Interference with Executives.  Through the Term and thereafter throughout the Restricted Period, Executive will not, either directly or indirectly, alone or in conjunction with any other person or Entity:  actively recruit, solicit, attempt to solicit, induce or attempt to induce any person who is an exempt Executive of the Company or any of its subsidiaries or affiliates to leave or cease such employment for any reason whatsoever;

16.          Non-Interference with Business Relationships.

a.             Executive acknowledges that, in the course of employment, Executive will learn about the Company’s business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided.  Executive knows and acknowledges that the Company has invested considerable time and money in developing its product sales and real estate development programs and relationships, vendor and other service provider relationships and agreements, store layouts and fixtures, and marketing techniques and that those things are unique and original.  Executive further acknowledges that the Company has a strong business reason to keep secret information relating to the Company’s business concepts, ideas, programs, plans and processes, so as not to aid the Company’s competitors.  Accordingly, Executive acknowledges and agrees that the protection outlined in (b) below is necessary and reasonable.

b.             During the Restricted Period, Executive will not, on Executive’s own behalf or on behalf of any other person or Entity, solicit, contact, call upon, or communicate with any person or entity or any representative of any person or entity who has a business relationship with the Company and with whom Executive had contact while employed, if such contact or communication would likely interfere with the Company’s business relationships or result in unfair competitive advantage over the Company.

17.          Agreement Not to Work in Competitive Position.  Executive covenants and agrees not to accept, obtain or work in a Competitive Position within the Territory for the Restricted Period.

18.          Acknowledgements Regarding Sections 12 — 17.

a.             Executive and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in Sections 12 through 17 of this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (i) the business of the Company; (ii) the competitive nature of the Company’s industry; and (iii) that Executive’s skills are such that Executive could easily find alternative, commensurate employment or consulting work in Executive’s field which would not violate any of the provisions of this Agreement.

b.             Executive acknowledges that the compensation and benefits described in Sections 5 and 9 are also in consideration of his/her covenants and agreements contained in Sections 12 through 17 hereof.

c.             Executive acknowledges and agrees that a breach by Executive of the obligations set forth in Sections 12 through 17 will likely cause the Company irreparable injury and that, in such event, the Company shall be entitled to injunctive relief in addition to such other and further relief as may be proper.

d.             The parties agree that if, at any time, a court of competent jurisdiction determines that any of the provisions of Section 12 through 17 are unreasonable under Tennessee law as to time or area or both, the Company shall be entitled to enforce this Agreement for such period of time or within such area as may be determined reasonable by such court.

19.          Return of Materials.  Upon Executive’s termination, Executive shall return to the Company all written, electronic, recorded or graphic materials of any kind belonging or relating to the Company or its affiliates, including any originals, copies and abstracts in Executive’s possession or control.  Executive’s rolodex (or other tangible or electronic address book) and his cellular telephone number are Executive’s personal property.

20.          General Provisions.

a.             Amendment.  This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

b.             Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his/her heirs and personal representatives, and the Company and its successors and assigns.  In the event of Executive’s death prior to payment of all amounts due to Executive under this Agreement, the remaining unpaid amounts shall be paid to Executive’s estate as and when such amounts would have been paid to Executive had he survived.

c.             Waiver Of Breach.  The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

d.             Indemnification.

(i)            The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) relating to a claim by Executive’s prior employer (the “Prior Employer”) that Executive has breached or attempted to breach the covenants (e.g., covenants not to compete and not to disclose confidential information) to which Executive is bound as a result of his employment arrangements with the Prior Employer, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law from and against any and all liabilities, amounts paid in settlement, costs, claims and expenses, including all costs and expenses incurred in defense of any such Proceeding (including attorneys’ fees).  Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.  Notwithstanding the foregoing, if as a result of such Proceeding Executive is prohibited from continuing his employment with the Company, the Company shall pay to Executive his Base Salary until the earliest to occur of (i) the date upon which Executive ceases to be so prohibited, (ii) the date, if any, upon which Executive becomes employed by a subsequent employer and (iii) the first anniversary of the effective date of such prohibition.

(ii)           The Company shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment or service as a member of the Board (or both) to the maximum extent provided under the Company’s charter, by-laws and applicable law.  During the Term and for a term of six years thereafter, the Company, or any successor to the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board.

(iii)          Executive shall provide his reasonable cooperation in connection with any Proceeding (or any appeal from any Proceeding) referenced above, as well as any Proceeding which relates to events occurring during Executive’s employment hereunder.

e.             Unsecured General Creditor.  The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

f.              No Effect On Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which Executive may be eligible.

g.             Tax Withholding.  There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

h.             Section 280G.

(i)            If the Company is not an entity whose stock is readily tradable on an established securities market (or otherwise) at the time that a “change of ownership or effective control of the Company or of the ownership of a substantial portion of the assets of the Company” under Section 280G of the Code (“280G CiC”), Executive and the Company shall use their respective reasonable best efforts as to the more favorable to Executive of (A) reducing payments due to Executive to avoid the imposition of any excise tax imposed by Section 4999 of the Code on Executive in connection with such an event and (B) retaining such payments on an after-tax basis upon imposition of such excise tax.

(ii)           If the Company is an entity whose stock is readily tradable on an established securities market (or otherwise) at the time that 280G CiC occurs, the provisions of Exhibit I shall apply and are hereby incorporated herein by reference.

i.              Notices.

(i)            All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

If to Company to:	Dollar General Corporation
Attn: General Counsel
100 Mission Ridge
Goodlettsville, TN 37072-2171
ATTN: General Counsel

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Andrea K. Wahlquist

If to Executive to:	(Last address of Executive on the payroll records of the Company unless otherwise directed in writing by Executive)

(ii)           All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii)          Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

j.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

k.             Arbitration.  If any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Nashville, Tennessee in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  The Company and Executive shall each bear 50% of the costs related to such arbitration.  If the arbitrator determines that Executive is the prevailing party in the dispute, then the Company shall reimburse Executive for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred.  Any reimbursement hereunder shall be paid to Executive promptly and in no event later than the end of the year next following the date the expense was incurred.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Notwithstanding the foregoing, Executive acknowledges and agrees that the Company, its subsidiaries and any of their respective affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit and/or confidentiality covenants as set forth in Sections 12 through 17 of this Agreement.

l.              Entire Agreement.  This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter.  In the event of any inconsistency between this Agreement and any other plan, program, practice of or agreement with the Company, this Agreement shall control unless such other plan, program, practice or agreement provides otherwise by specific reference to this Section 18(l).

m.            Assignment.  This Agreement may not be assigned by Executive, and any attempted assignment shall be null and void and of no force or effect.

n.             Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

o.             Survival.  The provisions of Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive any termination of Executive’s employment and any termination of this Agreement.

p.             Section Headings.  The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

q.             Voluntary Agreement.  Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

r.              Nonqualified Deferred Compensation Omnibus Provision.  It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be a deferral of within the meaning of Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(i)            Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder); provided, no such amendment shall be effective without Executive’s consent to the extent reducing the economic value of the Agreement to Executive (as determined on a pre-tax basis).

(ii)           Neither Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).  Notwithstanding the foregoing:

(A)          Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to the amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company; and

(B)           Payments shall be delayed in the following circumstances:  (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described;

Provided, such delay in payment shall occur only in a manner that satisfies the requirements of Section 409A of the Code and regulations thereunder.

(iii)          If at the time of any separation from service Executive is a specified employee at a time in which the Company (or successor) is a publicly traded corporation, within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive’s separation from service (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after 409A Deferral Period shall be made as otherwise scheduled.  In the event benefits are required to be so postponed, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company promptly after the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv)          If a 280G CiC occurs which does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit payable pursuant to such 280G CiC under this Agreement which is considered to be a deferral of compensation subject to Section 409A of the Code shall be postponed until another permissible payment event contained in Section 409A of the Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

(v)           References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.  All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute this Agreement to be effective as of the first date set forth above.

“COMPANY”

DOLLAR GENERAL CORPORATION

By:	/s/ Bob Ravener

Its:	EVP, Chief People Officer

“EXECUTIVE”

/s/ Richard Dreiling
RICHARD DREILING

Exhibit I

The provisions in this Exhibit I shall apply in respect of any 280G CiC that occurs while the Company is an entity whose stock is readily tradable on an established securities market (or otherwise).

Paragraph 1.  In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

Paragraph 2.  All determinations required to be made under this Exhibit I, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Exhibit I, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remitted the related taxes.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to the following provisions of this Paragraph 2 and of Paragraph 3).  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Paragraph 3 of Exhibit I and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (no later than the calendar year following the calendar year in which such tax was payable).  For the avoidance of doubt, in the event of any such Underpayment, the Company shall reimburse Executive for any interests and penalties he may incur as a result thereof.

Paragraph 3.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Paragraph 4.  If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Exhibit I, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3 of this Exhibit I) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 of this Exhibit I, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

Addendum to Amended and Restated

Employment Agreement with Richard Dreiling

RELEASE AGREEMENT

THIS RELEASE (“Release”) is made and entered into by and between Richard Dreiling (“Executive”) and DOLLAR GENERAL CORPORATION, and its successor or assigns (“Company”).

WHEREAS, Executive and Company have agreed that Executive’s employment with Dollar General Corporation shall terminate on                                       ;

WHEREAS, Executive and the Company have previously entered into that certain Amended and Restated Employment Agreement, effective                                            (“Agreement”), in which the form of this Release is incorporated by reference;

WHEREAS, Executive and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service Executive has provided and/or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

21.                               Claims Released Under This Agreement.

In exchange for receiving the benefits described in Section 9 of the Agreement (other than Accrued Obligations and Other Benefits), Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, Executives, agents, insurers and attorneys (collectively, the “Releasees”), arising from or relating to (directly or indirectly) Executive’s employment or the termination of employment or other events that have occurred as of the date of execution of this Agreement, including but not limited to:

a.             claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Executive Retirement Income Security Act;

b.             claims for violations of any other federal or state statute or regulation or local ordinance;

c.             claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

d.             claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company (except for those benefits owed under any other plan or agreement covering Executive which shall be governed by the terms of such plan or agreement); or

e.             any other claims under state law arising in tort or contract.

22.                               Claims Not Released Under This Agreement.

In signing this Release, Executive is not releasing any claims that may arise under Section 9 or 10, as applies, Section 20(d) or Section 20(h) of the Agreement or the terms of this Release or which may arise out of events occurring after the date Executive executes this Release.  Executive also is not releasing claims to benefits that Executive is already entitled to receive under any other plan or agreement covering Executive which shall be governed by the terms of such plan or agreement.  However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

Nothing in this Release shall prohibit Executive from engaging in activities required or protected under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

23.                               No Assignment of Claim.  Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

24.                               Compensation.  In accordance with the Agreement, the Company agrees to pay Executive or, if Executive becomes eligible for payments under Section 5 and Section 9 but dies before receipt thereof, Executive’s spouse or estate, as the case may be, the amount provided in Section 5 and Section 9 of the Agreement.

25.                               Publicity; No Disparaging Statement.  Except as otherwise provided in Section 11 of the Agreement, Section 2 of this Release, and as privileged by law, Executive and the Company covenant and agree that they shall not engage in any communications with persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

26.                               No Admission Of Liability.  This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person.

27.                               Voluntary Execution.  Executive warrants, represents and agrees that Executive has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing it; that this Release represents written notice to do so; that Executive has been given the opportunity and sufficient time to seek such advice; and that Executive fully understands the meaning and contents of this Release. Executive further represents and warrants that Executive was not coerced, threatened or otherwise forced to sign this Release, and that Executive’s signature appearing hereinafter is voluntary and genuine.  EXECUTIVE UNDERSTANDS THAT EXECUTIVE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.

28.                               Ability to Revoke Agreement.  EXECUTIVE UNDERSTANDS THAT THIS RELEASE MAY BE REVOKED BY EXECUTIVE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF EXECUTIVE’S EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD.  EXECUTIVE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON EXECUTIVE AND EXECUTIVE’S HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:

“COMPANY”

DOLLAR GENERAL CORPORATION

By:

Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Date

WITNESSED BY:

Date